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                                                                    EXHIBIT 8.1

                              PALMER & DODGE LLP

                   One Beacon Street, Boston, MA 02108-3190

Telephone: (617) 573-0100                             Facsimile: (617) 227-4420

                               November 12, 1997

Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02154

  We have acted as counsel to Parametric Technology Corporation ("Parametric") in connection with the merger described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. As counsel to Parametric, we have prepared the description of the federal income tax consequences of the merger set forth in the Registration Statement under the heading "Certain Federal Income Tax Consequences." That description fairly and accurately represents our opinion as to the federal income tax matters discussed therein, assuming that the merger is carried out in the manner described in the Registration Statement.

  We hereby consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Palmer & Dodge LLP